Exhibit 99.1

FOR IMMEDIATE RELEASE

Safety Shot Expects Approximately 50% Revenue Growth in Q4

JUPITER, Fla., December 12, 2024 /Globe Newswire/ — Safety Shot, Inc. (Nasdaq: SHOT) (“Safety Shot” or “the Company”) today announced an expected surge in revenue growth projected to exceed approximately 50% in Q4 2024 over Q3 of 2024. This projected performance is believed to be fueled by a combination of factors, including the rebranding of its flagship product, Sure Shot, which the Company believes has captured significant market share; strategic alliances with retailers, expanding the Company’s reach across the country; and the strategic sale of securities, providing crucial capital to fuel further growth. The Company believes these anticipated results are a testament to the Company’s strategic vision and execution.

The Company expects an increase in revenue compared to the previous quarter, with projections indicating this upward trajectory will continue through December. The Company believes this expected growth underscores the effectiveness of Safety Shot’s strategic vision, including the rebranding of its flagship product to Sure Shot, the establishment of key distribution partnerships with industry giants, and the successful execution of capital-raising initiatives. This projected success is particularly notable given that it encompasses the holiday season, a period of peak consumer spending, suggesting a strong foundation for continued growth in the new year.

“Safety Shot is firing on all cylinders,” said Jarrett Boon, CEO of Safety Shot, Inc. “We believe our strategic initiatives are paying off in a big way. The rebranding of Sure Shot coupled with our partnerships with major retailers have significantly expanded our reach. We’ve also been successful in securing the necessary capital to fuel our growth.”

“We believe our pipeline of new business is rapidly expanding,” says Boon. “We’re aggressively pursuing sales and distribution opportunities across the US to ensure Sure Shot is available everywhere consumers are seeking a responsible drinking option. We look forward to announcing further initiatives in Q1.”

The Company believes that the third quarter of 2024 was a strategic turning point for Safety Shot, as the Company focused on rebranding its flagship product and optimizing its inventory to prepare for the highly anticipated Sure Shot launch. This involved a strategic markdown of existing inventory to clear the path for the new product line.

The fourth quarter has witnessed Sure Shot capture a significant market share. We believe this success is attributed to a combination of strategic advantages:

●	Strong Distribution Network: Safety Shot has secured distribution agreements with a variety of leading retailers, making Sure Shot widely available across the country. These partnerships include major grocery chains across the Southwest and Midwest, another prominent grocery chain with over 300 stores, convenience stores like 7-Eleven, and online retail giants such as Amazon and a leading e-commerce platform owned and operated by one of the largest big-box stores in the US. In the Chicago metropolitan area alone, Sure Shot is now available in over 450 retail locations, including over 300 7-Eleven stores, thanks to a strategic partnership with Huckster, Inc., a leading distributor in the region. Furthermore, the Company has a pipeline of potential new retail partnerships that are expected to further expand distribution in the coming months.

●	Successful Rebranding: We believe the rebranding of Sure Shot has resonated powerfully with consumers, solidifying the product’s unique position as the world’s first alcohol-reducing beverage that enhances mental clarity and boosts energy. Early customer feedback has been overwhelmingly positive, with many praising the product’s effectiveness and refreshing taste.

●	Growing Market Demand: We believe Safety Shot is strategically positioned to capitalize on the surging demand for innovative and responsible drinking options, establishing itself as a frontrunner in this rapidly expanding market.

Safety Shot is not only focused on financial success but also committed to making a positive impact. The Company’s dedication to social responsibility is exemplified by its recent college campus program, which partnered with universities to promote responsible drinking habits among students. This initiative underscores Safety Shot’s commitment to ethical business practices and community well-being.

As Safety Shot charges into the new year, the Company believes it is primed for continued growth and market leadership. The Company believes its projected fourth-quarter performance, driven by the Sure Shot rebranding and strategic partnerships, showcases the Company’s agility, its ability to capitalize on emerging opportunities, and its commitment to executing a multi-faceted growth strategy.

Safety Shot is committed to revolutionizing the beverage industry with innovative and responsible drinking solutions.

About Safety Shot, Inc.

Safety Shot, Inc., a wellness and dietary supplement company, has developed Safety Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy, and overall mood. Safety Shot is available for purchase online at www.sureshot.com, www.walmart.com and Amazon. The Company is introducing business-to-business sales of Safety Shot to distributors, retailers, restaurants, and bars throughout 2024.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding Safety Shot’s ability to develop and commercialize a product that lowers blood alcohol content, the timing, progress and results of non-clinical studies and clinical trials, including our product development plans and strategies, Safety Shot’s future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on Safety Shot’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, our ability to comply with applicable U.S. and foreign laws, rules, and regulations, product liability claims, our ability to develop and market Safety Shot and the risks and uncertainties that are described more fully in the section titled “Risk Factors” in Safety Shot’s Form 10-Q for the fiscal quarter ended September 30, 2024, filed with the Securities and Exchange Commission on November 14, 2024, and its other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and Safety Shot undertakes no duty to update such information except as required under applicable law. This press release contains forward looking numbers regarding Q4 of 2024 and such numbers could be adjusted up or down depending on final audited results for the quarter.

Media and Investor Contact:

Autumn Communications

Jess Weinberger

Phone: 201-213-3239

Email: shot@autumncommunications.com

Investor Relations

Medon Michaelides

Phone: 561-244-7100

Email: investors@drinksafetyshot.com